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                                                                    EXHIBIT 23.3

                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Great Falls Bancorp (The Successor to
  Family First Federal Savings Bank):

We consent to the inclusion of our report dated September 20, 1994, with respect to the statements of financial condition of Family First Federal Savings Bank as of June 30, 1994 and 1993 and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report is included in Great Falls Bancorp's current report on Form 8-KA filed or about July 13, 1995, which is incorporated by reference in the Registration Statement filed by Great Falls Bancorp on Form S-4 under the Securities Act of 1933 on or about September 25, 1995.

Our report dated September 20, 1994 contains an explanatory paragraph that states that Family First is "significantly undercapitalized," has failed to comply with two of three regulatory capital requirements and has continued to suffer recurring losses from operations. These matters raise substantial doubt about the Bank's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated September 20, 1994 refers to a change in the method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                                       /s/ KPMG Peat Marwick LLP
                                                       KPMG Peat Marwick LLP


Roseland, New Jersey
September 25, 1995